Exhibit 99.2

Battalion Announces Appointment of New Chief Executive Officer and Director

HOUSTON, TEXAS – April 3, 2023 – Battalion Oil Corporation (NYSEA: BATL, “Battalion” or the “Company”) today announced the resignation of Richard Little who plans to pursue other opportunities and the appointment of Matt Steele as Chief Executive Officer of the Company effective immediately.

Jonathan Barrett, Battalion’s Chairman of the Board commented, “Matt brings to Battalion extensive E&P experience including capital allocation, operations and internal value creation. I am pleased to welcome Matt to the Company and the Board. His executive and board experience will allow us to thrive in the next phase of Battalion. I would also like to thank Rich for his contributions to the Company. Under his leadership, Battalion has achieved numerous objectives that set the Company up for success as it focuses on its organic value creation opportunities.”

Mr. Steele is a seasoned executive who has founded and managed numerous businesses in the energy industry. He was most recently the CEO of Bruin E&P Partners, a Bakken focused E&P company. During the last decade, he has served as CEO of   Ursa Resources and Bruin E&P. He serves on the Boards of Bruin Management LLC, Bowline Energy LLC, Carbon Path LLC, and the Honors College and Advisory Board at the University of Houston. His diverse background in business and across E&P along with his executive leadership experience will be an asset to the Company.

Mr. Little commented, “I’ve enjoyed my time at Battalion Oil and am proud of the progress that we have experienced over the past few years. I have elected to move onto different opportunities at this time. I appreciate the opportunity that I was given and there’s no doubt that the talented team at Battalion will continue to do great things. I wish them only the best.”

About Battalion
Battalion Oil Corporation is an independent energy company engaged in the acquisition, production, exploration and development of onshore oil and natural gas properties in the United States.

Contact
Chris Lang
Director, Finance & Investor Relations
(832) 538-0551